Exhibit 21

LIST OF SUBSIDIARIES

The following is a list of subsidiaries of the Company as of December 31, 2018.

Jurisdiction of
Name of Subsidiary	Incorporation or Organization
Osiris Therapeutics International GmbH	Switzerland